Exhibit 10.1

Bruker Corporation

40 Manning Road

Billerica, Massachusetts 01821-3915

June 4, 2018

Mr. Gerald Herman

Interim CFO, Vice President & Principal Accounting Officer

c/o Bruker Corporation, 40 Manning Road, Billerica, Massachusetts 01821

Dear Gerald:

Thank you for doing a very good job for Bruker as our Interim CFO. It is my great pleasure to confirm my offer for you to become Bruker’s Chief Financial Officer (CFO), reporting to me, and dotted-line to the Audit Committee.

Subject to approval by our Board’s Compensation Committee, your compensation upon your promotion to CFO will include:

•             Base salary of $420,000 p.a. With that salary increase, you will no longer be eligible for the monthly stipend of $6,000 per month, which you had as Interim CFO.

•             Annual target bonus of $231,000. Your bonus for CY2018 will be pro-rated at a target bonus of $103,500 from Jan. 1st to June 5th, 2018, and a target bonus of $231,000 p.a. from June 6th until Dec. 31st, 2018, times your achievement factor for FY2018.

•             Your equity grant in August 2018 has been recommended at $420,000 in value, with a mix of RSUs and options, as determined by the Compensation Committee at that time.

As was previously agreed, so long as you remain with Bruker full time until March 31, 2019, now as CFO, and there is a satisfactory 10-K filing for Bruker for fiscal year 2018 by the normal filing deadline in early 2019, you will have earned a continuation cash bonus on a pre-tax basis. This bonus will be in addition to all other regular compensation, and will be due and payable in April 2019, as long as the requirements are met. As you have now been selected as our CFO, this continuation bonus shall be $100,000.

If the foregoing is acceptable to you, kindly execute the enclosed copy of this offer letter and return it to me and Rich Stein.

Sincerely,

/s/ Frank H. Laukien
Frank H. Laukien
President & Chief Executive Officer

Accepted and agreed:

/s/ Gerald Herman
Gerald Herman	Date